EXHIBIT 23.01

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-125777 and 333-116612) of Blackboard Inc. of our report dated April 25, 2006 relating to the consolidated financial statements of WebCT, Inc., which appears in Amendment No. 1 to the Current Report on Form 8-K/A of Blackboard Inc. dated May 9, 2006.

/s/ PricewaterhouseCoopers LLP

Hartford, Connecticut
May 9, 2006